EXHIBIT 21.1






                       SUBSIDIARIES OF
             AMERICAN INDUSTRIAL PROPERTIES REIT


                                    State of       %
     Subsidiary                  Incorporation   Owned
American Industrial Properties
REIT, Inc.                          Maryland      100

AIP-Patapsco, Inc.                  Maryland      100

AIP Tamarac, Inc.                   Texas         100

AIP Properties #1 L.P.              Delaware      100

AIP Northview, Inc.                 Texas         100

AIP Properties #2 L.P.              Delaware      100